Exhibit 99.1

Sight Sciences Reports Second Quarter 2026 Financial Results

Raises Full-Year 2026 Revenue Guidance and Reduces Adjusted Operating Expense Guidance

MENLO PARK, Calif., August 5, 2026 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT) (Sight Sciences or the Company), an eyecare technology company focused on developing and commercializing innovative, interventional technologies intended to transform care and improve patients’ lives, today reported financial results for the second quarter ended June 30, 2026, raised its revenue guidance and reduced its adjusted operating expense guidance, both for full year 2026.

Recent Financial and Business Highlights

•
Second quarter revenue of $23.4 million, a 20% increase compared to $19.6 million in the second quarter of 2025.

•
Interventional Glaucoma (IG) revenue of $20.7 million, an 8% increase compared to $19.2 million in the second quarter of 2025.

•
Record Interventional Dry Eye (IDE) revenue of $2.7 million, a 704% increase compared to $0.3 million in the second quarter of 2025, and a 98% increase compared to $1.4 million in the first quarter of 2026.

•
Cash and cash equivalents totaled $79.8 million as of June 30, 2026. Cash usage was $5.2 million in the second quarter 2026, a 28% improvement compared to the same period in the prior year. Cash usage included $3.8 million of non-recurring items in the quarter, including a $5.4 million litigation success fee, partially offset by $1.6 million of tariff refunds received. Excluding these one-time items, cash usage was $1.4 million, down 81% compared to the same period in the prior year.

•
Added an estimated 4.1 million patient lives in the second quarter of 2026 following publication of fee schedules from certain insurance plans that align with recently updated Medicare pricing for CPT® code 0563T, increasing total IDE patient lives with access to appropriate reimbursement from approximately 10.4 million to 14.5 million1.

•
IG coverage expanded with the addition of approximately 25 million commercial covered lives from Aetna® Inc. (Aetna), one of the largest health plans in the United States. Aetna now recognizes certain implant-free glaucoma procedures, including ab interno canaloplasty (e.g., OMNI) and adult goniotomy (e.g., SION) as medically necessary for mild-to-moderate open-angle glaucoma when specified clinical criteria are met. This coverage policy is retroactive to July 14, 2026.

•
Received U.S. Food and Drug Administration 510(k) clearance of the OMNI® Ultra Surgical System (OMNI Ultra). OMNI Ultra with TruSync™ Plus technology is designed to provide surgeons with improved procedural control, efficiency, and versatility, while maintaining the safety and reliability of the OMNI platform.

“We delivered a strong second quarter, with revenue growth accelerating to 20% year-over-year, and both business segments contributing meaningfully to the robust growth. Our performance reflects the growing interventional mindset across glaucoma and dry eye disease, the strength of our market-leading technologies, and the focus of our experienced commercial teams in partnering with customers to make interventional eye care the new standard of care,” said Paul Badawi, Co-Founder and CEO of Sight Sciences. “Interventional Glaucoma revenue grew 8%, marking our fourth consecutive quarter of growth, and Interventional Dry Eye revenue nearly doubled sequentially for the second consecutive quarter and reached record quarterly sales. Importantly, we achieved this growth while maintaining strong gross margins and disciplined operating expense and cash management. Based on our year-to-date performance and business momentum, we are raising our 2026 revenue guidance, reducing our adjusted operating expense guidance and we believe we are well positioned for the second half of the year.”

Second Quarter 2026 Financial Results

Revenue for the second quarter of 2026 was $23.4 million, an increase of 20% compared to the same period in the prior year. Interventional Glaucoma revenue was $20.7 million, an increase of 8% compared to the same period in the prior year. Growth was primarily driven by increased volumes. Interventional Dry Eye revenue was $2.7 million, increasing 704% from $0.3 million in the same period in the prior year. Growth was driven primarily by increased volumes and higher average selling prices.

Gross profit for the second quarter of 2026 was $21.4 million compared to $16.6 million in the same period in the prior year. Gross margin for the second quarter of 2026 was 91%, including a $1.4 million benefit from tariff refunds received in the quarter. Excluding tariff refunds, gross margin was 86%, compared to 85% in the same period in the prior year. Interventional Glaucoma gross margin was 92%, which included a 6% benefit from tariff refunds in the quarter. Excluding tariff refunds, Interventional Glaucoma gross margin was 86%, in-line with the same period in the prior year. Interventional Dry Eye gross margin was 85%, which included a 5% benefit from tariff refunds in the quarter. Excluding tariff refunds, Interventional Dry Eye gross margin was 80%, up significantly from 38% in the same period in the prior year, primarily due to higher average selling prices.

Total operating expenses were $25.3 million in the second quarter of 2026, representing an 11% decrease compared to $28.3 million in the same period in the prior year, primarily due to lower personnel-related expenses and stock-based compensation. Research and development expenses were $2.5 million in the second quarter of 2026 compared to $4.4 million in the same period in the prior year, representing a 43% decrease. Selling, general, and administrative expenses were $22.8 million in the second quarter of 2026, compared to $23.9 million in the same period in the prior year, representing a 5% decrease. Adjusted operating expenses2,3 were $22.3 million in the second quarter of 2026, an 8% decrease compared to the same period in the prior year.

Net loss was $4.4 million, a 63% improvement from $11.9 million in the prior year period. Net loss per share was $0.08, compared to $0.23 in the second quarter of 2025.

Cash and cash equivalents totaled $79.8 million and total long-term debt was $40.0 million (excluding unamortized debt discount and debt issuance costs) as of June 30, 2026, compared to $85.0 million and $40.0 million, respectively, as of March 31, 2026. Cash used in the second quarter of 2026 totaled $5.2 million, a 28% decrease compared to $7.3 million in the second quarter of 2025.

2026 Financial Guidance

Sight Sciences raised its revenue guidance for full year 2026 to range from $88 million to $92 million, representing year-over-year growth of 14% to 19%, versus prior revenue guidance of $83 million to $89 million. This revenue guidance includes Interventional Glaucoma revenue of $79 million to $81 million, representing growth of 4% to 7%, and Interventional Dry Eye revenue of $9 million to $11 million, compared to $1.6 million in 2025.

The Company reduced its full year 2026 adjusted operating expenses2,4 guidance to range from $92 million to $94 million, representing an increase of 5% to 7% compared to 2025, versus prior adjusted operating expenses guidance of $93 million to $96 million. The increase compared to the prior year is primarily due to targeted investments in both business segments, including expanded market access efforts and additional commercial resources to scale the reimbursed dry eye market and the standalone glaucoma opportunity.

1 Published fee schedules include fee schedule amounts posted on public websites and posted by insurance plans to their provider-accessible portals. Total estimated number of patient lives is derived from publicly available information and includes Medicare Part B beneficiaries, Medicare Advantage Plan enrollees, and other insured individuals. TearCare procedure claims are payable based on individual medical necessity determinations.

2 “Adjusted operating expenses” is a financial measure not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”, and is referred to as a “non-GAAP financial measure”). “Adjusted operating expenses” is calculated as operating expenses less stock-based compensation expense, depreciation and amortization, restructuring costs, and other one-time costs.

3 A reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure has been provided in the table titled "GAAP to Non-GAAP Reconciliation" attached to this press release.

4 Consistent with Securities and Exchange Commission (“SEC”) regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that may be made to the Company’s GAAP financial measures in calculating the non-GAAP financial measures.

Non-GAAP Financial Measures

Adjusted operating expenses, a non-GAAP financial measure, is presented in this press release to provide information that may assist investors in understanding the Company's financial and operating results. The Company believes this non-GAAP financial measure is an important performance indicator because it excludes items that are unrelated to, and may not be indicative of, the Company's core financial and operating results. This non-GAAP financial measure, as calculated, may not necessarily be comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing the performance of other companies relative to the Company. This non-GAAP financial measure is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measure in the future, it expects to calculate it using a consistent method from period to period. A reconciliation of adjusted operating expenses to the most directly comparable GAAP financial measure has been provided in the table titled "Non-GAAP to GAAP Reconciliation" attached to this press release.

Conference Call

Sight Sciences' management team will host a conference call today, August 5, 2026, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.sightsciences.com, on the Investors page in the News & Events section.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative and interventional solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System and OMNI® Edge Surgical System are implant-free, minimally invasive glaucoma surgery technologies indicated in the United States to reduce intraocular pressure in adult patients with primary open-angle glaucoma. The OMNI Surgical System is CE Marked for the catheterization and transluminal viscodilation of Schlemm’s canal and cutting of the trabecular meshwork to reduce intraocular pressure in adult patients with open-angle glaucoma. Glaucoma is the world’s leading cause of irreversible blindness. The SION® Surgical System is a bladeless, manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. The Company’s TearCare® System is 510(k) cleared in the United States for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland disease (MGD), enabling clearance of gland obstructions by physicians to address the leading cause of dry eye disease. Visit www.sightsciences.com for more information.

Sight Sciences, TearCare, and SmartLids are trademarks of Sight Sciences registered in the United States. OMNI, SION, and the Sight Sciences logo are trademarks of Sight Sciences registered in the United States, European Union and other territories. TruSync is a trademark of Sight Sciences.

CPT is a registered trademark of the American Medical Association. Aetna is a registered trademark of Aetna Inc.

© 2026 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include, but are not limited to, statements concerning the Company’s projected financial results, including revenue and adjusted operating expenses, market acceptance of our products, our ability to achieve our business strategy and objectives, our ability to make interventional eye care the new standard of care, and our ability to create long-term value for our stockholders.

These statements often include words such as "anticipate," "expect," “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition, including without limitation changes to reimbursement coverage or payment decisions or reimbursement rates for our products; pricing pressure or changes in market share resulting from the evolving competitive landscape; the impact of tariffs on our products and the medical device industry generally; and disruptions to or increased costs associated with our supply chain, including as a result of having a limited number of suppliers. Should our underlying assumptions prove incorrect, actual results may differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. These forward-looking statements are subject to and involve numerous risks, uncertainties and assumptions, including those discussed under the caption “Risk Factors” in our filings with the SEC, as may be updated from time to time in subsequent filings, and you should not place undue reliance on these statements. These cautionary statements are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

Media contact:

pr@SightSciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$79,753	$91,965
Accounts receivable, net of allowance for credit losses of $113 and $234 at June 30, 2026 and December 31, 2025, respectively	11,386	9,745
Inventory, net	5,695	7,767
Prepaid expenses and other current assets	4,606	3,257
Total current assets	101,440	112,734
Property and equipment, net	1,667	1,610
Operating lease right-of-use assets	1,185	438
Other noncurrent assets	580	518
Total assets	$104,872	$115,300
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,898	$1,343
Accrued compensation	4,665	6,074
Accrued and other current liabilities	3,805	3,610
Short-term debt, net	10,131	—
Total current liabilities	20,499	11,027
Long-term debt, net	30,645	40,300
Other noncurrent liabilities	834	31
Total liabilities	51,978	51,358
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 54,716,301 and 53,493,711 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	55	54
Additional paid-in-capital	454,988	448,611
Accumulated deficit	(402,149)	(384,723)
Total stockholders’ equity	52,894	63,942
Total liabilities and stockholders’ equity	$104,872	$115,300

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$23,388	$19,564	$43,086	$37,072
Cost of goods sold	2,014	2,977	4,734	5,391
Gross profit	21,374	16,587	38,352	31,681
Operating expenses:
Research and development	2,512	4,387	5,058	8,817
Selling, general and administrative	22,750	23,867	49,595	48,390
Total operating expenses	25,262	28,254	54,653	57,207
Loss from operations	(3,888)	(11,667)	(16,301)	(25,526)
Investment income	678	1,026	1,419	2,174
Interest expense	(1,290)	(1,284)	(2,557)	(2,547)
Other income (expense), net	82	24	53	(115)
Loss before income taxes	(4,418)	(11,901)	(17,386)	(26,014)
Provision for income taxes	28	40	40	81
Net loss and comprehensive loss	$(4,446)	$(11,941)	$(17,426)	$(26,095)
Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.23)	$(0.32)	$(0.51)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	54,505,792	51,821,773	54,225,993	51,557,686

SIGHT SCIENCES, INC.

Gross Margin Disaggregation (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Interventional Glaucoma	$20,713	$19,231	$39,058	$36,345
Interventional Dry Eye	2,675	333	4,028	727
Total revenue	23,388	19,564	43,086	37,072
Cost of goods sold
Interventional Glaucoma	1,604	2,772	3,947	5,070
Interventional Dry Eye	410	205	787	321
Total cost of goods sold	2,014	2,977	4,734	5,391
Gross profit
Interventional Glaucoma	19,109	16,459	35,111	31,275
Interventional Dry Eye	2,265	128	3,241	406
Total gross profit	21,374	16,587	38,352	31,681
Gross margin
Interventional Glaucoma	92.3%	85.6%	89.9%	86.1%
Interventional Dry Eye	84.7%	38.4%	80.5%	55.8%
Total gross margin	91.4%	84.8%	89.0%	85.5%

SIGHT SCIENCES, INC.

GAAP to Non-GAAP Reconciliation (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating Expenses:
Total Operating Expenses	$25,262	$28,254	$54,653	$57,207
Less: Stock-based Compensation	(2,841)	(3,735)	(5,573)	(7,863)
Less: Depreciation and Amortization	(94)	(125)	(197)	(274)
Less: Restructuring Costs	—	—	—	—
Less: Litigation Success Fee	—	—	(5,393)	—
Adjusted Operating Expenses(5)	22,327	24,394	43,490	49,070

5 Please see section titled "Non-GAAP Financial Measures" for additional information.

SIGHT SCIENCES, INC.

Supplemental Financial Measures (Unaudited)

	Three Months Ended June 30,
	2026	2025
Interventional Glaucoma active customers (6)	1,214	1,174
Interventional Dry Eye lid treatment units sold (7)	3,091	1,142
Interventional Dry Eye active customers (8)	176	39

6 “Interventional Glaucoma active customers” means the number of customers who ordered the OMNI Surgical System or the SION Surgical Instrument during the three months ended June 30, 2026 and 2025.

7 “Interventional Dry Eye lid treatment units sold” means the quantity of TearCare SmartLids® sold during the three months ended June 30, 2026 and 2025.

8 “Interventional Dry Eye active customers” means the number of customers who ordered lid treatment units during the three months ended June 30, 2026 and 2025.